SHARE PURCHASE AGREEMENT

concluded by and between

Seidel Privatstiftung

with corporate seat in Graz

and business address at Parkstraße 1, A-8010 Graz, Austria

(FN 378305 g)

as seller

on the one hand

and

ADMIN BG Holding GmbH
(to be renamed Black Diamond Austria GmbH)

with corporate seat in Vienna (to be transferred to Lebring)

(FN 384476g)

as buyer

on the other hand

for the sale of the share

in PIEPS Holding GmbH (FN 290616 b)

on September 24, 2012 as follows:

Preamble

A.	Seidel Privatstiftung is a private foundation duly established and validly existing under the laws of Austria with corporate seat in Graz and business address at Parkstraße 1, A-8010 Graz, Austria, registered with the Austrian Commercial Register under FN 378305 g (hereinafter referred to as “Seller”).

B.	PIEPS Holding GmbH is a limited liability company duly established and validly existing under the laws of Austria with corporate seat in Graz and business address at Parkstraße 1, A-8010 Graz, Austria, registered with the Austrian Commercial Register under FN 290616 b (hereinafter referred to as “Pieps Holding”). Pieps Holding is a mere holding company and holds a corporate share as well as trade marks. The stated share capital (Stammkapital) of Pieps Holding amounts to EUR 35,000.00 and is fully paid up in cash. Seller is the sole shareholder and holds a share (Geschäftsanteil) in Pieps Holding which corresponds to a fully paid up capital contribution (Stammeinlage) of EUR 35,000.00 and which corresponds to a participation of 100 % in the stated share capital and the voting rights of Pieps Holding (hereinafter referred to as “Pieps-Holding-Share”).

C.	PIEPS GmbH is a limited liability company duly established and validly existing under the laws of Austria with corporate seat in Graz and business address at Parkstraße 1, A-8010 Graz, Austria, registered with the Austrian Commercial Register under FN 278067 y (hereinafter referred to as “Pieps” or “Company”). At its business premises in Lebring Pieps is engaged in the development, production and distribution of avalanche transceiver technology products, alpine safety products and alpine sporting equipment, in particular under the brand name “Pieps”. The stated share capital (Stammkapital) of Pieps amounts to EUR 150,000.00 and is fully paid up in cash. Pieps Holding is the sole shareholder and holds a share (Geschäftsanteil) in Pieps which corresponds to a fully paid up capital contribution (Stammeinlage) of EUR 150,000.00 and which corresponds to a participation of 100 % in the stated share capital and the voting rights of Pieps (hereinafter referred to as “Pieps-Share”).

D.	This Share Purchase Agreement (the “Share Purchase Agreement” or “Agreement”) was preceded by a corporate restructuring process on Seller’s side: Due to the spin-off and takeover contract and extraordinary shareholders’ resolutions each dated July 30, 2012, which was registered with the Austrian Commercial Register on September 7, 2012, the Pieps-Share with all rights and obligations pertaining thereto was transferred by way of a corporate spin-off (Spaltung zur Aufnahme) (the “Corporate Spin-Off”) as of the spin-off due date 31 March 2012 from Seidel Holding GmbH (FN 238869 d) as transferring company to Pieps Holding as receiving company. In the course of this corporate spin-off all other assets remained with the transferring company. Further, at the occasion of this corporate spin-off Pieps Holding has changed its company name from „Seidel & Seidel Vermögensverwaltungs GmbH“ into „PIEPS Holding GmbH“.

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E.	ADMIN BG Holding GmbH (to be renamed Black Diamond Austria GmbH) is a company duly established and validly existing under the laws of Austria with corporate seat in Vienna (to be transferred to Lebring), registered under FN 384476 g (hereinafter referred to as “Buyer”). Buyer is a wholly-owned indirect subsidiary of Black Diamond, Inc. a Delaware corporation with registered offices at 2084 East 3900 South, Salt Lake City, UT 84124, USA (“Black Diamond).

F.	Subject to the terms and conditions of this Share Purchase Agreement Buyer intends to purchase and acquire from Seller the Pieps-Holding-Share.

In consideration of the above premises, which form an integral part of this Share Purchase Agreement, Seller and Buyer (hereinafter together also referred to as “Parties”) agree as follows:

1.	Subject Matter of this Share Purchase Agreement

1.1.	Subject matter of this Share Purchase Agreement is the Pieps-Holding-Share, which is the share (Geschäftsanteil) of Seller in Pieps Holding which corresponds to a fully paid up capital contribution (Stammeinlage) of EUR 35,000.00 and which corresponds to a participation of 100 % in the stated share capital and the voting rights of Pieps Holding.

1.2.	Subject to the terms and conditions of this Share Purchase Agreement Seller sells and transfers to Buyer and Buyer purchases and acquires from Seller the Pieps-Holding-Share with all rights and obligations pertaining thereto free and clear of Encumbrances. Title to and ownership in the Pieps-Holding-Share shall transfer from Seller to Buyer upon Closing, in return of (Zug um Zug) Buyer taking the Closing Action pursuant to Clause 5.2.2.b.

1.3.	Pursuant to Clause 8.2 of the articles of association of Pieps Holding Seller herewith explicitly grants its consent to the sale and transfer of the Pieps-Holding-Share to Buyer under this Share Purchase Agreement.

1.4.	Each Target Company and its respective legal successors are entitled, but not obliged, to continue to use its respective company name (in each case including the term “Pieps”). Beginning with the Signing Date, the Seller will not and will procure that its Affiliates will not use these company names (neither as company names nor for other means) any longer for an indefinite time period.

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2.	Purchase Price and Payment

2.1.	Elements of Purchase Price

The purchase price (“Purchase Price”) for the Pieps-Holding-Share shall consist of

(a)	EUR 8,000,000 (“Base Purchase Price”),

(b)	less the amount, if any, which the Net Amount (as defined below) falls short of (i.e. is a larger negative number than) EUR - 525,000 as of September 30, 2012 (the “Shortfall Amount”), provided that the Net Amount falls short of (i.e. is a larger negative number than) EUR - 200,000 as of October 31, 2012 (for the avoidance of doubt, in no event will there be an upwards adjustment of the Base Purchase Price payable by Buyer because of the actual Net Amounts as of September 30 or October 31, 2012) plus

(c)	the Earn Out as set out under Clause 2.4 (“Earn Out”), if any.

For purposes of this Agreement, the net amount of net debt/working capital (the “Net Amount”) shall mean the sum of Net Debt (being a negative number) and Working Capital, each defined as follows and to be determined pursuant to Clauses 2.3.1. and 2.3.2.:

For purposes of this Agreement Net Debt shall mean the sum of all amounts provided for under the following items in the Consolidated Interim Accounts:

(d)	Cash and cash at banks (in accordance with Sec. 224 (2) B. IV. Austrian Commercial Code (“UGB”));

(e)	Less bank liabilities (in accordance with Sec. 224 (3) D. 2. UGB);

(f)	Less other interest bearing debt and debt-like items, such as

(i)	Post employment benefits and other long-term employee benefits (i.e. pension provisions, provisions for severance payments, provisions for jubilee payments and similar obligations) (in accordance with Sec. 224 (3) C. 1., 2., 4. UGB);

(ii)	Loans not included within bank liabilities (i.e. loans granted from the Österreichische Forschungsförderungs GmbH (“FFG”) and similar loans) (in accordance with Sec. 224 (3) D. UGB);

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(iii)	Debt from factoring (i.e. factoring account with Intermarket Bank) if not already included within bank liabilities;

(iv)	Balances relating to corporate income tax for previous periods incl. corporate income tax allocations resulting from the Austrian Tax Group.

In the accounts of Pieps Holding and Pieps as of March 31, 2012 the above mentioned items show the amounts set out in Exhibit 2.1. Moreover, Exhibit 2.1. also shows the corresponding items as of August 31, 2012 as notified by Seller to Buyer.

For purposes of this Agreement Working Capital shall mean the sum of all amounts provided under the following items in the Consolidated Interim Accounts:

All assets and all liabilities except for

(i)	Intangible fixed assets (in accordance with Sec.224 (2) A. I. UGB);

(ii)	Tangible fixed assets (in accordance with Sec.224 (2) A. II. UGB);

(iii)	Financial fixed assets (in accordance with Sec.224 (2) A. III. UGB);

(iv)	Assets and liabilities forming part of Net Debt.

In the accounts of Pieps Holding and Pieps as of March 31, 2012 the above mentioned items show the amounts set out in Exhibit 2.1. Moreover, Exhibit 2.1. also shows the corresponding items as of August 31, 2012 as notified by Seller to Buyer.

2.2.	Payment of Base Purchase Price

The Base Purchase Price shall be due and payable at Closing. Payment of the Base Purchase Price shall be effected in Euros net of any costs and charges by immediately available funds or by wire or similar bank transfer into the Euro-account of Seller in the name of “Seidel Privatstiftung” with account number 303.917, with Raiffeisenlandesbank NÖ-Wien AG, bank sorting code 32000 (BIC: RLNWATWW; IBAN: AT 63 32000 00000 303 917).

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2.3.	Purchase Price Adjustment

2.3.1.	Seller will no later than 14 days after September 30, 2012 and (in case of a Shortfall Amount as of September 30, 2012) no later than 14 days after October 31, 2012 (i) forward to Buyer Consolidated Interim Accounts as of September 30, 2012 and, if applicable, as of October 31, 2012, compiled by Seller (Buyer shall be fully involved in the process of compilation) and (ii) provide Buyer with the calculations of the Net Amount and the Shortfall Amount on the basis of such Consolidated Interim Accounts. If there is no Shortfall Amount as of September 30, 2012, Buyer will no later than 45 days after delivery to Buyer of the Consolidated Interim Accounts as of such date and in case there is a Shortfall Amount as of such date but the Net Amount does not fall short of EUR - 200,000 as of October 31, 2012 no later than 45 days after delivery to Buyer of the Consolidated Interim Accounts as of October 31, 2012, give confirmation to this effect to Seller.

2.3.2.	Buyer may audit the Consolidated Interim Accounts at its cost and expense by inspecting the Target Companies' books and records or have such Consolidated Interim Accounts audited by an accounting firm appointed by Buyer within 30 days from receipt of the respective Consolidated Interim Accounts. Unless Buyer objects to the respective Consolidated Interim Accounts within 30 days from receipt thereof, the Consolidated Interim Accounts in question shall be deemed accepted and adopted with binding effect between the Parties. Should Buyer object to Consolidated Interim Accounts within 30 days from receipt thereof and if Seller and Buyer cannot agree on the Consolidated Interim Accounts in question within another 30 days, the contested items of the respective Consolidated Interim Accounts will be established by an expert who has to be an Austrian certified public accountant and tax advisor (Wirtschaftsprüfer und Steuerberater) or an accounting and tax consulting firm (Wirtschaftsprüfungs- und Steuerberatungsgesellschaft) acting as arbitral expert opinion provider (Schiedsgutachter) on application of either Party. Unless the Parties agree on the expert within another 14 days, such expert shall be appointed by the President of the Austrian Chamber of Public Accountants (Kammer der Wirtschaftstreuhänder) on application of either Party. The expert shall apply those principles that are applicable to the preparation of the Consolidated Interim Accounts as set forth herein. The expert shall review only those items or amounts which are relevant for the Shortfall Amount and which are disputed among the Parties. The expert shall hear both Parties before rendering his opinion. The expert's opinion shall be rendered no later than within 60 days after the expert has been commissioned. The expert shall establish the contested items of the Consolidated Interim Accounts with binding effect. The expert's costs shall be borne by Seller, on the one part, and Buyer, on the other part, in the proportion they have prevailed in or lost their case, thereby applying the provisions of Clauses 41 et seq. of the Austrian Code of Civil Procedure ("ZPO") by analogy. It is also possible for either Party to prevail in or lose its case entirely. In his expert opinion, the expert will also decide in which proportion the Parties shall bear the expert's fees. The Parties shall be liable for the expert's fees in this proportion.

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2.3.3.	Seller shall transfer the Shortfall Amount (if any) to Buyer in Euro net of any costs and charges to account number 303.651, with Raiffeisenlandesbank NÖ-Wien AG, bank sorting code 32000 (BIC: RLNWATWW, IBAN: AT67 3200 0000 0030 3651) or any other account as notified by Buyer to Seller in writing at least 5 days in advance of the respective payment date. The respective transfer shall be made within 14 days of (i) adoption of all relevant Consolidated Interim Accounts or (ii) establishment of the contested items of all relevant Consolidated Interim Accounts with binding effect by the expert (both pursuant to Clause 2.3.2.), provided that any Shortfall Amount not yet paid on December 31, 2012 shall bear interest as from such date in accordance with Clause 2.5.2.

2.4.	Earn Out

2.4.1.	Seller shall be entitled to an Earn Out (as part of the Purchase Price) for worldwide sales by all Target Companies (“Pieps Earn Out Sales”) of all Pieps products (excluding accessories such as shovels, probes, backpacks, clothing and the like) (“Pieps Earn Out Products”) generated during the period beginning April 1, 2012 and ending March 31, 2015 (the “Earn Out Period”) to be calculated as follows:

(a)	a 15 % royalty on Pieps Earn Out Sales exceeding EUR 24,437,500 and falling short of EUR 25,875,000, if any, plus

(b)	a 78.50 % royalty on Pieps Earn Out Sales exceeding EUR 25,875,000 and falling short of EUR 26,875,000, if any, plus

(c)	a 50 % royalty on Pieps Earn Out Sales exceeding EUR 26,875,000 and falling short of EUR 28,875,000, if any, plus

(d)	a 6 % royalty on Pieps Earn Out Sales exceeding EUR 28,875,000 and falling short of EUR 34,708,333, if any.

In the event Pieps Earn Out Products are sold at wholesale or retail through Affiliates of the Buyer other than the Target Companies outside the existing wholesale distribution channels in markets other than Austria or Germany, sales for purposes of calculating the Earn Out will be based on the actual number of Pieps Earn Out Products sold in such manner multiplied by the standard distribution prices at which such products are sold to other independent distributors in the global market. Exhibit 2.4.1. lists all Pieps Earn Out Products and accessories currently sold by Pieps (for the sake of good order it is noted that in the course of the Earn Out Period it may be that Pieps will start selling additional Pieps products which are derivatives of current Pieps Earn Out Products and which shall constitute Pieps Earn Out Products as well as additional accessories which shall not be considered upon the calculation of the Earn Out, if any). The Parties will meet from time to time and endeavour to agree as early as possible on whether or not a future Pieps product constitutes a derivative of a current Pieps Earn Out Product.

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2.4.2.	The aggregate Earn Out is capped at EUR 2,350,000.

2.4.3.	The Pieps Earn Out Sales shall be calculated as set out in Exhibit 2.4.3. In the calendar quarter ending March 31, 2015 the Buyer covenants that any shift of Pieps Earn Out Sales into the following calendar quarter will be avoided, including, but not limited to, by offering incentives for a later purchase or by offering unusual terms and conditions.

2.4.4.	Buyer will no later than 14 days after March 31, 2013, March 31, 2014 and March 31, 2015 forward to Seller calculations (each an “Earn Out Calculation”) on the worldwide sales of the Pieps Earn Out Products during the respective preceeding 12 months period substantially in form and substance as set out in Exhibit 2.4.3. Clause 2.3.2. shall apply mutatis mutandis to the effect that the Pieps Earn Out Sales shall be finally determined for each such 12 months period within the time frame contemplated by Clause 2.3.2.

2.4.5.	Subject to the Buyer’s right of set off with respect to any liability of the Seller towards the Buyer under this Agreement in accordance with Clause 2.5.1. of this Agreement, the Earn Out shall be due as follows (the “Earn Out Payment Date”):

(a)	if the Earn Out Calculation is not contested by Seller, the Earn Out (if any) shall be due and payable within 15 days upon receipt by Buyer of confirmation by Seller that the Earn Out Calculation will not be contested;

(b)	if items of the Earn Out Calculation are contested by Seller the uncontested part of the Earn Out (if any) shall be due and payable within 15 days of receipt of Seller’s notice of contest whereas the contested part of the Earn Out shall be due and payable (i) within 15 days upon agreement by the Parties on the contested items of the Earn Out Calculation or (ii) establishment of the contested items of the Earn Out Calculation with binding effect by the expert, provided that any Earn Out not yet paid on May 31, 2015 shall bear interest as from such date in accordance with Clause 2.5.2.

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2.4.6.	Buyer may in its sole discretion pay the Earn Out (if any) in cash or shares of Black Diamond common stock, par value $0.0001 (the “Black Diamond Shares”) or partly in cash and partly in Black Diamond Shares. In case (and to the extent) such payment is made in Black Diamond Shares, such shares would be priced based on the average per share closing price of Black Diamond Shares on the NASDAQ GS market for 10 consecutive trading days ending 5 days prior to the respective actual payment date. Any Black Diamond Shares used as payment pursuant to Clause 2.4 of the Agreement would be registered under Black Diamond’s registration statement on Form S-4 (Registration File No.: 333-175695) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Black Diamond or any of the amendments or prospectus supplements thereto and would be delivered and issued to Seller at no cost and expenses for Seller in accordance with and subject to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”). In connection with the issuance of any Black Diamond Shares, the Seller covenants and agrees that it shall furnish all information and execute such documents as may be reasonably requested by Black Diamond in connection with the preparation, filing and distribution of any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement, as the case may be. The Seller further covenants and agrees to comply with the Securities Act and any other applicable law in connection with any such issuance. In case (and to the extent) payment is made in cash the Earn Out shall be payable in USD to the USD-account of Seller in the name of “Seidel Privatstiftung” with account number 41522-80022, with Bank Gutmann AG, bank sorting code 19140 (BIC: GUTBATWW, IBAN: AT 29 19140 041522-80022) or any other account as notified by Seller to Buyer in writing at least 5 days in advance of the respective payment date. Whether or not the Earn Out is paid in cash or in Black Diamond Shares, conversion of the Earn Out into USD shall be made at the EUR/USD exchange rate equal to the average New York closing exchange rate for the above 10 consecutive trading days ending 5 days prior to the respective actual payment date as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2 3021-forex.html?mod=topnav 2 3014.

2.5.	Set-off and late payment

2.5.1.	Buyer shall have no right to retain or set-off any part of the Purchase Price plus accrued interest thereon (if any) with claims Buyer may have against Seller, except for (i) claims for payment of a Shortfall Amount under Clause 2.3 and (ii) payments under the Earn Out pursuant to Clause 2.4., for which set-offs shall be explicitly permitted as set forth in Clause 8.1.

2.5.2.	In case of late payment of more than one business day of any part of the Purchase Price and any accrued interest thereon Buyer or Seller, as the case may be, shall be obliged to pay default interest at a yearly interest rate of the respective Base Interest Rate (Basiszinssatz) of the Austrian National Bank (Oesterreichische Nationalbank) plus six percentage points.

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3.	Dividends

Buyer shall be entitled to receive any balance sheet profit (Bilanzgewinn) of Pieps Holding and Pieps (i) for the financial year 2011/12 (ending on March 31, 2012), except for dividends already resolved and distributed in the total amount of EUR 80,000 (which includes the applicable withholding tax), and (ii) for periods after March 31, 2012. Apart from the EUR 80,000 mentioned in the preceding sentence Seller is not entitled to receive or hold back any dividends related to periods up to March 31, 2012 and for periods after March 31, 2012.

4.	Undertakings and Covenants of the Parties

4.1.	Confidentiality and Announcements:

4.1.1.	The content of this Share Purchase Agreement and all agreements related thereto shall be treated with utmost confidentiality by the Parties, Pieps Holding, Pieps, their representatives, shareholders and the employees entrusted with the implementation of this Share Purchase Agreement. Confidential information may only be forwarded to advisers who are subject to professional confidentiality obligations.

4.1.2.	Notwithstanding the foregoing each Party may disclose confidential information:

(a)	if and to the extent required by judicial, official or other ruling;

(b)	if and to the extent required by any law, rule or regulation, including the rules and regulations of the SEC or any securities exchange or regulatory or governmental body or any tax authority to which the Party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(c)	if and to the extent the information has come into the public domain through no fault of that Party; or

(d)	if and to the extent the other Party has given prior written consent to the disclosure.

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4.1.3.	As to any confidential information in connection with this Share Purchase Agreement and any agreement related thereto and to be disclosed pursuant to Clause 4.1.2. (a) or (b) above, the Parties undertake to inform each other in writing without delay and before disclosure of confidential information, in order to enable the other Party to apply for an injunction or any other appropriate remedy to protect the confidential information. Should a Party be obliged to disclose confidential information, the disclosure will be admissible only to the extent necessary, however not beyond the necessary extent. With respect to any kind of publication in media or notices to the media as well as notices and publications to an uncertain circle of persons about the content of this Share Purchase Agreement and any agreement related thereto, the Parties agree to execute such communications jointly and in agreement with each other. Notwithstanding the foregoing the Buyer (and to this extent also the Seller) shall be entitled to publish or disclose any information which it is required to disclose by law, rule or regulation, including the rules and regulations of the SEC or any securities exchange or regulatory or governmental body or any tax authority.

4.1.4.	For the avoidance of doubt, the confidentiality undertaking under this Share Purchase Agreement does not comprise any disclosures which are necessary for the fulfilment of Closing Actions (as defined under 5.2.1.).

4.2.	Covenant not to Compete, Non-Competition Clause and Non-Solicitation Clause (the entire clause 4.2 hereinafter referred to as the “Non-Competition Clause”):

4.2.1.	Seller undertakes for a term of three years from the Closing Date (the “Restricted Period”) to refrain and procure that its Affiliates refrain from competing activity in the actually operated line of business of the Target Companies or contemplated line of business of the Target Companies (i.e. products in the pipeline such as the Vector Beacon and the avalanche airbag) as of the Signing Date and during such term not to directly or indirectly participate in any companies or enterprises which are active in this line of business. This non-competition clause includes, but is not limited to, any direct or indirect activity, the operation of and the direct and indirect participation in any competitors (for the avoidance of doubt, participation also includes being a limited partner, silent partnerships and sub-participations) or any activities for such competitors on the basis of contractual agreements, as well as being active as a manager, consultant or in a similar position.

4.2.2.	The non-competition clause under this Share Purchase Agreement does not include the acquisition of shares in a publicly listed company, under the condition that such acquisition is a mere private investment and the totally held shares in one single company do not exceed 1 % of the issued share capital, respectively, and that the voting rights in connection with the shares in the shareholders meeting do not exceed 1 % of the issued share capital of the respective company.

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4.2.3.	Seller shall not and shall procure that its Affiliates shall not directly or indirectly, (i) during the Restricted Period entice away or employ employees from any Target Company, (ii) during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Target Companies or their businesses, reputation or prospects; (iii) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Target Companies or do or say anything which could reasonably be expected to damage the business relationships of the Target Companies; (iv) at any time during the Restricted Period and thereafter for a further two-years period, use or purport to authorize any Person to use any Intellectual Property owned by any Target Company or exclusively licensed to any Target Company or to otherwise infringe on the Intellectual Property of any Target Company (for the avoidance of doubt it is noted that Seller and its Affiliates are for subsequent periods prohibited from infringements of the Intellectual Property of the Target Company pursuant to applicable tort and statutory law); or (v) at any time during or after the Restricted Period, disclose any information regarding the Owned Intellectual Property, the Licensed Intellectual Property and any other Intellectual Property developed by Buyer and/or any Target Company following the Signing Date.

4.2.4.	Every violation of the Non-Competition Clause under this Share Purchase Agreement shall oblige Seller to pay to Buyer a contractual penalty of EUR 10,000.00 for the first violation. For any further case of violation of the Non-Competition clause, the contractual penalty shall amount to EUR 20,000.00. Any continued violation of the Non-Competition Clause shall trigger a contractual penalty in the amount of EUR 15,000.00 for the first month and EUR 30,000.00 for each continued month of violation of the Non-Competition Clause. The agreement of the before mentioned contractual penalties does not affect Buyer’s right to assert any damages in excess thereof or any other claims Buyer may have and the Buyer’s right for equitable relief (in particular claims for injunctive relief and for specific performance).

5.	Closing

5.1.	Closing Date

5.2.	Completion of the sale and purchase of the Pieps-Holding-Share under this Agreement (the “Closing”) shall take place at Binder Grösswang Rechtsanwälte GmbH, Sterngasse 13, 1010 Vienna on October 1, 2012 (the “Closing Date”).

5.2.	Signing and Closing Actions

5.2.1.	The Parties shall take the following actions (hereinafter referred to as “Signing Actions”) until or upon Signing:

(a)	Seller shall deliver to Buyer the following documents and data carrier:

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•	A written confirmation to the effect that (i) the framework agreement between Pieps and SEIDEL Elektronik GmbH Nfg KG continues to exist in the version dated October 19, 2011, and will continue to so exist upon Closing and (ii) that Seller will see to it that SEIDEL Elektronik GmbH Nfg KG complies with the terms of such agreement in good faith, attached hereto as Exhibit 5.2.1.a.;

•	A transitional service agreement by and between Seidel Elektronik GmbH Nfg KG and Seidel Holding (both as service provider) and Pieps (as service recipient) in relation to certain IT and payroll services duly executed by the parties thereto attached hereto as Exhibit 5.2.1.b.

•	Release letters duly executed by Seller in favour of each Target Company with respect to all matters other than those rights and claims of the Seller against the Buyer arising under this Agreement attached hereto as Exhibit 5.2.1.c (i) - (iv).

•	A DVD containing all information disclosed in the Virtual Data Room and in the Q&A Process as of Signing.

(b)	Buyer shall deliver to Seller the following document:

•	The original of the guarantee duly issued by Black Diamond in favour of the Seller securing the fulfilment of all obligations of Buyer under this Agreement attached hereto as Exhibit 5.2.1.d.

5.2.2.	The Parties shall take the following actions (hereinafter referred to as “Closing Actions”) until or upon Closing:

(a)	Seller shall deliver the following documents:

•	A letter of resignation duly executed by or a shareholders resolution on the dismissal of Dkfm. Dr. Maximilian Seidel as managing director of Pieps Holding effective as of the end of the day on which Closing occurs attached hereto as Exhibit 5.2.2.a.

•	An application to the Austrian Commercial Register duly signed by the managing director of Pieps Holding on the registration of the change of shareholding constituted by the transfer of the Pieps-Holding-Share from Seller to Buyer attached hereto as Exhibit 5.2.2.b.

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•	A written confirmation duly executed by the Seller to the effect that (i) no Material Adverse Change has occurred on or prior to the Closing Date and (ii) all of the representations and warranties contained in Clause 7 together with the Indemnities contained in Clause 9 are true and correct as of the Closing Date attached hereto as Exhibit 5.2.2.c.

•	Amendments to the employment contracts of Michael Schober and Markus Eck duly executed by the parties thereto attached hereto as Exhibit 5.2.2.d.

(b)	Buyer shall make payment of the Base Purchase Price and have Seller furnished with a confirmation of Raiffeisenlandesbank NÖ-Wien AG to the effect that the Base Purchase Price has been irrevocably and unconditionally credited into the account of the Seller.

5.2.3.	Title to and ownership in the Pieps-Holding-Share shall pass from Seller to Buyer upon Closing in return of (Zug um Zug) Buyer taking the Closing Action pursuant to Clause 5.2.2.(b).

5.2.4.	The Closing Actions to be taken by a Party are conditional upon the other Party duly and completely taking the Closing Actions required to be taken by it. If any Closing Actions required to be taken on the Closing Date are not taken in full by any Party, then, upon notice and request of the respective other Party, any actions already taken or completed by such other Party shall be deemed never to have been taken or completed (and, to the extent necessary, such actions shall be reversed), provided always that, such other Party shall be entitled not to request reversal but insist on performance of the Party having failed to take any Closing Action, this without prejudice to all other rights and remedies available including the right to claim damages.

5.2.5.	If:

(a)	one or more Closing Actions are not fully taken by Seller, Buyer may (i) waive any such outstanding Closing Action to be taken at Closing and require Closing to proceed or (ii) postpone Closing for a maximum period of 7 Business Days in which case the provisions of this Clause 5.2 will apply to Closing so deferred;

(b)	the Closing Action is not fully taken by Buyer, Seller may (i) waive any such outstanding Closing Action to be taken at Closing and require Closing to proceed or (ii) postpone Closing for a maximum period of 7 Business Days in which case the provisions of this Clause 5.2 will apply to Closing so deferred.

Any waiver made under this Clause 5.2.5. except for a waiver relating to the third Closing Action to be taken by Seller under Clause 5.2.2.a (Confirmation regarding Material Adverse Change by Seller) shall be without prejudice to the waiving Party’s other rights and remedies available including the right to ask for specific performance or to claim damages.

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6.	Termination

6.1.1.	This Agreement may be terminated by giving written notice (in addition to and without prejudice to all other rights and remedies available including the right to claim damages) at any time prior to the Closing:

(a)	by Seller if Closing has not occurred because the Closing Action pursuant to Clause 5.2.2.(b) has not been taken by Buyer until the Long Stop Date;

(b)	by Buyer if Closing has not occurred because the Closing Actions pursuant to Clauses 5.2.2. (a) have not been taken by Seller until the Long Stop Date.

6.1.2.	Upon termination of this Agreement the rights and obligations under this Agreement shall terminate automatically, save for any rights and obligations because of prior breach of this Agreement and the rights and obligations set forth in Clause 10. (Applicable Law and Arbitration Clause), which shall survive any termination of this Agreement.

7.	Representations and Warranties of Seller

7.1.	Seller hereby represents and warrants to Buyer the following as of the Signing Date and as of Closing Date (hereinafter referred to as “Representations and Warranties”):

7.1.1.	Entitlement to Sell and Approvals:

(a)	The Seller has all requisite power and authority to sign and execute this Share Purchase Agreement and to perform its obligations hereunder. Seller is not bound by any obligation to sell, pledge, encumber, or grant or transfer any other rights in the Pieps-Holding-Share.

(b)	There are no approval requirements of third parties for the execution and performance of this Share Purchase Agreement or the transactions contemplated hereby.

(c)	Neither the execution and delivery of this Share Purchase Agreement by the Seller nor the Seller's performance of or compliance with its obligations hereunder constitutes a breach or other violation of any (i) agreement or contract to which either the Seller or any Target Company is a party or by which either Seller or any Target Company or any significant part of their respective assets is bound; (ii) preliminary or permanent injunction or other order, decree or ruling of a court or arbitral tribunal applicable to either the Seller or any Target Company; (iii) law, rule or regulation applicable to either the Seller or any Target Company; or (iv) governing documents or articles of association applicable to either the Seller or any Target Company.

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7.1.2.	Capital and Shares:

(a)	The Seller is the sole legal and beneficial owner of the Pieps-Holding-Share, has good and valid title thereto and may freely dispose of the Pieps-Holding-Share with no restriction. The foregoing sentence applies mutatis mutandis to (i) Pieps Holding and the Pieps-Share as well as (ii) Pieps and the Pieps-Corporation Share.

(b)	The Pieps-Holding-Share is validly issued and its corresponding capital contribution of EUR 35,000.00 is fully paid up in cash at Signing. The Pieps-Share is validly issued and its corresponding capital contribution of EUR 150,000.00 is fully paid up in cash. The Pieps-Corporation-Share consists of 10,000 issued shares which are validly issued and their corresponding capital contribution fully paid up in cash.

(c)	The share capital of none of the Target Companies has been decreased or redeemed; there have been no repayments of share capital to any of any Target Company’s present or former shareholders. Each Target-Share corresponds to a participation of 100 % of the stated share capital and the voting rights of the respective Target Company. Each Target-Share is free and clear of any Encumbrance.

(d)	With respect to each Target Company, no further share capital, or other capital-similar instruments relating to the past, present or future income or profits, reserves or liquidation surpluses of any Target Company, including, but not limited to, convertible bonds (Wandelschuldverschreibungen), and so-called “Genussscheine” and “Partizipationsscheine” or bonds (Schuldverschreibungen) (in particular, but not exclusively profit sharing bonds) have been issued (whether now terminated or not) or agreed to be issued. No Target-Company-Share is subject to any liabilities for further capital calls (Nachschusspflicht). Silent partnerships, loans with profit participation (partiarische Darlehen), royalties or any other obligations with respect to a participation in the earnings of the Target Companies do not exist.

(e)	There exists no option, right of conversion or other issue of shares or securities, which could increase or reduce the number of the shares of any Target Company's nominal share capital. Each Target-Company-Share is the only share issued by the respective Target Company and carries all voting rights and other rights attaching to them, including without limitation, dividend entitlements.

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7.1.3.	Corporate Matters:

(a)	Each Target Company is a duly organised legal entity and validly existing under the laws of its incorporation, which has made all filings necessary for its respective establishment and registration or the conduct of their respective businesses.

(b)	No Target Company is insolvent or indebted or has been dissolved. No bankruptcy or composition proceedings have been instituted on the assets of any Target Company and there is no risk of such proceedings. No extension of time for payment has been applied for by any Target Company or has been granted to any Target Company.

(c)	No Target Company has entered into any agreement which governs its corporate situation or which obliges it to subordinate its management to a third party or to transfer profits (Beherrschungs- oder Ergebnisabführungsvertrag) to a third party.

7.1.4.	Articles of Association:

(a)	The articles of association, minute books, stock ledgers and other governing documents of the Target Companies disclosed in the Virtual Data Room are each a true and complete version of such articles of association and are in full force and effect. There are no shareholders resolutions providing for an amendment of any of these articles of association or governing documents.

(b)	With the exception of the participation in the only recently established Pieps Corporation, Los Angeles, U.S.A., and its business premises in Lebring (which is, however, not a registered branch) Pieps has no branches, holds no interest in partnerships, silent partnerships or joint ventures and does not directly or indirectly hold any shares or participations in other companies, in any legal form whatsoever. For Pieps Holding this applies with the exception of the direct participation in Pieps and the indirect participation in Pieps Corporation; for Pieps Corporation this applies without any restriction.

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7.1.5.	Accounting and Financial Statements:

The annual financial statements of Pieps Holding as of 31 March 2012 as well as the annual financial statements of Pieps as of 31 March 2012 (hereinafter referred to as “2012 Accounts”) attached hereto as Exhibit 7.1.5. were each prepared in accordance with Austrian generally accepted accounting principles and with other applicable legal requirements, in particular in accordance with the principle of balance sheet continuity and the accounting principles and statutory rules as provided for in Clauses 189 et sequ of the Austrian Commercial Code (Unternehmensgesetzbuch – UGB). The 2012 Accounts are each true, accurate, complete and consistent in all material respects with the books and records of Pieps Holding and respectively Pieps, and present a most complete, true and fair view of the assets and liabilities and the financial position as of March 31, 2012, and the profit and loss situation of Pieps Holding and respectively Pieps for the fiscal year 2011/12, ending on March 31, 2012.

7.1.6.	Liabilities and Contingent Liabilities:

With the exception of the liabilities and contingent liabilities (provisions or reserves) shown in the 2012 Accounts including, but not limited to, their respective notes (Anhang) neither Pieps Holding nor Pieps has (i) any contingent or other liabilities or risks, in particular not arising from pension promises, guarantees, indemnities, bills of exchange, sureties (Bürgschaften), accession to debts (Schuldbeitritten), letters of comfort or any other declarations of liability or asset-related liabilities for any liabilities of third Persons, and (ii) any off-balance sheet liabilities.

7.1.7.	Assets:

(a)	Pieps Holding as well as Pieps has each sole and unrestricted ownership of and valid title in all its respective assets shown in the 2012 Accounts. Such assets are not encumbered with any rights of third parties and are in particular free and clear of any Encumbrances. Excluded thereof are only those assets which are subject to a retention of title in the ordinary course of business.

(b)	All assets held and used by any Target Company in the course of its business operations are, ordinary wear and tear excepted, in good operating condition in all material respects, are fit for use in the ordinary course of business, are duly maintained and have no defects which would materially limit their use. To the best knowledge of the Seller such assets neither impair the property of third parties nor are they in conflict with rights of third parties or material public law provisions. There are no assets owned by any third party which are used in the operations or business of any Target Company.

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7.1.8.	Real Property and Leases

(a)	No Target Company owns, or has owned, any real property, and no Target Company has entered into any agreement to purchase any real property.

(b)	There are no other leases related to real estate to which the Target Companies are parties to other than the leases set out in Exhibit 7.1.8. (b) (the “Lease Agreements”).

(c)	Each Lease Agreement is valid, binding and enforceable according to its terms and is duly registered where such is required under applicable laws.

(d)	There is no breach or threatened breach and no non-observance of any term or condition in any of the Lease Agreements.

(e)	All improvements located on the real property leased by the Target Companies pursuant to the Lease Agreements are in all material respects used, maintained and operated in the ordinary course of business and are structurally sound with no known material structural defects, ordinary wear and tear excepted. The Target Companies have not experienced any material interruption in the material plumbing and electrical systems at such leased real property within the last year. To the best knowledge of Seller no landlord under the Lease Agreements has any plans to make any material alterations to any of such leased real property, the construction of which would interfere in any material respect with the use of any material portion of such leased real property. To the best knowledge of Seller no landlord under the Lease Agreements has any plans to make any material alterations to any of the buildings located on any such leased real property, the costs of which alterations would be borne in any part by the Target Companies.

7.1.9.	Agreements

(a)	No Target Company has entered into any contract which is outside its ordinary course of business.

(b)	No agreement or arrangement is in force which in any way restricts the freedom of a Target Company to conduct its day to day business in a normal and businesslike manner.

(c)	To the best knowledge of Seller no present customer or supplier intends to cease or diminish doing business with any Target Company.

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(d)	All material agreements concluded by any Target Company are listed in Exhibit 7.1.9. (d) (“Material Agreements”), were fully and accurately disclosed in the Virtual Data Room, have been entered into on an arm’s length basis (in particular intra-group agreements), are to Seller’s best knowledge consistent with fair market terms, conditions and prices, and are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all respects and the complete material contents thereof are evident from the wording of the agreements. An agreement is – for the purposes of this Share Purchase Agreement - a Material Agreement, if it (i) provides any financing whether in debt, equity or quasi in equity in excess of EUR 50,000 (irrespective of whether the financing is outstanding thereunder) and any atypical silent partnership agreements, (ii) concerns partnerships, joint ventures or other agreements among direct or indirect shareholders of another Person, (iii) concerns the 15 most important sales partners (including, without limitation, distributors, sales agents) and any re-sellers, (iv) relates to advertising or marketing and the amount of annual payments exceeded EUR 25,000 in the financial year 2011/12 or will exceed such amount in the financial year 2012/13, (v) relates to an agreement between any Target Company and the Seller and/or any of its Affiliates or any Related Party (as defined under 7.1.22. ), (v) concerns an agreement relating to intellectual property rights, (vi) concerns an agreement imposing obligations in excess of EUR 50,000 on the Target Companies or (vii) is material to the continued operations and business of any Target Company for any other reason.

(e)	No notice of termination or of the intention to terminate has been received in respect of any Material Agreements and to the best of the Sellers’ knowledge no party intends to terminate any agreement.

(f)	No Material Agreement provides for change of control provisions which may be exercised upon Closing or conclusion of this Agreement, except for those listed in Exhibit 7.1.9. (f).

(g)	No Material Agreement contains any covenant not to compete, confidentiality agreement or obligation limiting the ability of any Target Company to conduct its respective business or grants any rights to Seller or any Affiliate of Seller.

7.1.10.	Public Law Matters and Environment:

(a)	The Target Companies have been and currently are in compliance with all applicable material regulations of environmental law and public law and no investigations or studies have been made by authorities in relation to environmental matters.

(b)	No environmental permits are needed for the business operations of any Target Company.

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(c)	No Target Company has ever handled any hazardous materials in violation of environmental laws and has ever carried on any activities that have caused contamination on nature, land, air or water or which may cause danger or health risks for humans or animals.

(d)	All real estate and building assets used by the Target Companies in the course of their business operations have all necessary material administrative permits which are necessary for their use as currently applied, and for their current technical and architectural construction, including, but not limited to, all permits required under applicable planning laws, trade laws, emission control laws, water laws and waste laws (baurechtlichen, gewerberechtlichen, immissionsschutzrechtlichen, wasserrechtlichen und abfallrechtlichen Bewilligungen). The real estate and building assets are operated in all material aspects in accordance with such administrative permits, and to the best knowledge of Seller no circumstances or facts exist, which could limit the current use of the real estate and building assets.

(e)	All real estate and building assets used by Pieps in the course of its business operations, are to the best knowledge of Seller free and clear of any environmental encumbrances, pollutions and contaminations, in particular soil and water pollution and other contaminations, e.g. from asbestos, no illegal or dangerous materials or fluids exist, e.g. in transformers or air-conditioning systems, and there are no liabilities concerning pollutant emissions or other environmental contaminations.

7.1.11.	Business Permits and Licenses:

Each Target Company has obtained and validly holds all required material concessions, permits, authorizations and licenses, in particular all licenses under trade law, required for the operation of its business activities and is entitled to conduct its business operations as conducted on the date of Signing and as of Closing. To the best knowledge of Seller the conditions and requirements (Bedingungen und Auflagen) imposed by permits have been fulfilled and there are no facts or circumstances which would imply that further conditions and requirements would be imposed in the near future with respect to the operations of the Target Companies.

7.1.12.	Employees:

(a)	Exhibit 7.1.12.a contains a complete, true and accurate list of all employees of Pieps (on an anonymous basis), including all essential data (date of birth, employment commencement day, classification according to the collective bargaining agreement, alternatively respective individual remuneration agree-ments, accepted or agreed salary increases, bonus payments or potential bonus payments or change of control arrangements) which is complete, true and ac-curate. With the exception of the employees mentioned in Exhibit 7.1.12.a Pieps does not have any other employees. Pieps Holding and Pieps Corporation have no employees.

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(b)	There are no unsettled entitlements and claims of current or former employees of Pieps.

(c)	No employee of any Target Company is bound by confidentiality or non-compete agreements limiting his/her duties in relation to the Target Companies.

(d)	No Target Company has a works council (Betriebsrat) or other form of employee representation.

(e)	With the exception of those contained in Exhibit 7.1.12.e no Target Company is a party to or assumes liability from general employee benefit plans, stock option plans, profit sharing plans, pension or retirement plans and pension funds as well as voluntary fringe benefits, bonus or similar systems and, no such benefits have been granted on an individual basis to current or former employees or managing directors or independent contractors (e.g. freelancers, consultants) of any Target Company.

(f)	No Target Company has concluded or is bound by any plant agreements (Betriebsvereinbarungen), granted any general promises (betriebliche Zusagen) or made any payments in the past (e.g. voluntary bonus payments), that might result in an internal practice leading to an obligation of such Target Company (betriebliche Übung).

(g)	No Target Company has concluded and is a party to any employment agreement (including any agreement for managing directors) providing for a severance entitlement (Abfertigung) in excess of (i) the mandatory statutory severance entitlements of the respective employee, or (ii) the mandatory severance entitlements pursuant to the collective bargaining agreement statutorily applicable to the respective employee.

(h)	All material payments in relation to employment, whether standard remuneration, bonuses, premiums or payments of any other nature, including social security contributions and income taxes under any applicable law, due and payable by any Target Company have been made as and when due.

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(i)	The Target Companies have in relation to each of their Employees (and so far as relevant to each of their former Employees) complied in all material respects with all statutes, regulations, codes of conduct, collective bargaining agreements, terms and conditions of employment or orders and awards by labour inspection authorities.

(j)	The employment contracts of Michael Schober and Markus Eck attached as Exhibit 5.2.2.d are in full force and effect and binding on the respective parties to it.

7.1.13.	Product Liability

There are not presently pending, or threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of any Target Company. No Target Company has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, other than in the ordinary course of business. To the best knowledge of Seller there are no defects in the designs, specifications, or process with respect to any product sold or otherwise distributed by the Target Companies that may give rise to a material loss. No Target Company is currently investigating or considering a recall, withdrawal or suspension from the market of any of its products.

7.1.14.	Compliance

(a)	Pieps has conducted its business in accordance with its articles of association and all applicable material laws and regulations of any jurisdiction in which it carries on business. There has been no violation of, or default with respect to, any order or judgment of any court, tribunal, arbitral tribunal, governmental agency or regulatory authority in any jurisdiction which has, or could have, a material adverse effect on the assets or business of any Target Company.

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(b)	Neither any Target Company, nor any director, officer, employee, agent or distributor of any Target Company, nor any other person acting on behalf of a Target Company: (i) offered or used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Entity; (v) received any unlawful discounts or rebates in violation of any applicable law relating to antitrust or competition, (vi) violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction, whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise or (vii) was involved in the preparation or execution of any (other) fraudulent action involving, relating to or affecting any Target Company.

7.1.15.	Insurance:

(a)	Pieps and Pieps Corporation are insured against the risks relating to their current business activities in accordance with good and sound business practice on a revolving or continuous basis based on the insurance policy of the group of companies of Seidel Holding GmbH as disclosed in the Virtual Data Room.

(b)	The group insurance policy of Seidel Holding GmbH as well as the insurance policies of Pieps for the company cars are in full force and effect. The Target Companies have complied in all respects with each of such insurance policies, and in particular all premiums due on the insurance policies or renewals thereof have been paid, and there is no default under the insurance policies. The Target Companies have not received any notice or other communication from any issuer of the insurance policies cancelling or materially amending any of the insurance policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and no such cancellation, amendment or increase of deductibles or premiums is threatened. The Target Companies have no outstanding claims exceeding the amount of EUR 25,000 or any dispute with any insurance carrier regarding claims, settlements or premiums and the Target Companies have not failed to give any notice or present any claim under any insurance policy in due and timely fashion.

7.1.16.	Accounts Receivables

To the Seller’s best knowledge the accounts receivables of any Target Company are good and fully collectible in the normal or ordinary course of business, subject to the respective Target Company having exercised due enforcement efforts, within 90 (ninety) calendar days from the date when they fall due at the currently recorded or (if applicable) in the value-adjusted amounts shown in the Interim Consolidated Accounts.

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7.1.17.	Inventory

The inventory as set forth in the 2012 Accounts consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which, to the best knowledge of Seller, is merchantable and fit for the purpose for which it was produced or manufactured, free of any defect or other deficiency and is of a quality usable in the ordinary course of business, and in amounts consistent with the respective Target Company’s past practices, in all material respects. There have not been any writedowns of the value of, or establishment of any reserves against any inventory set forth in the 2012 Accounts. The value of the inventory items, including finished goods, work in progress and raw materials, has been recorded on the 2012 Accounts in the manner set forth by Austrian generally accepted accounting principles. The actual inventory as of September 30, 2012 corresponds to the level of inventory recorded in the books of the respective Target Company as of such date, allowing for a margin of error of a maximum of 1,5%.

7.1.18.	Continuation of Business:

Since 31 March 2012, to the best of Seller’s knowledge the business operations of the Target Companies have been continued within the normal and ordinary course of business and business transactions have only been concluded within the normal and ordinary course of business. To the best of Seller’s knowledge, all business transactions that were entered into by the Target Companies have been concluded at customary market conditions and at arm's length conditions. To the best knowledge of Seller no Material Adverse Change has affected any Target Companies’ business. Since 31 March 2012 to the Seller’s best knowledge:

(a)	no Target Company has entered into any material extraordinary transactions or transactions involving an uncustomary degree of potential risks;

(b)	the extent and content of the business operations of the Target Companies did not materially change in comparison to the preceding financial year;

(c)	each Target Company has maintained and supplemented its material fixed and current assets according to due commercial principles, in particular the required maintenance and repair works were completed and no hidden reserves were realized from the sale of any fixed assets;

(d)	each Target Company has entered into new obligations only within the ordinary course of business;

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(e)	no Target Company has entered into, changed, terminated, or otherwise ended any material business transactions outside the ordinary course of business, in which such Target Company participated as contract party or which would otherwise cause a right or liability for such Target Company;

(f)	no Target Company has granted any Encumbrances regarding its assets;

(g)	no Target Company has delayed or held off any overdue payments or the satisfaction of other liabilities outside of the ordinary course of business;

(h)	except for the dividend distribution mentioned under Clause 3 no Target Company has paid any dividends to its shareholders;

(i)	no Target Company merged with, entered into a consolidation with or acquired an interest in any legal entity or acquired a substantial portion of the assets or business of any legal entity or any division or line of business thereof, or otherwise acquired or sold any material assets (such as real estate), other than in the ordinary course of business and by means of the Corporate-Spin-Off;

(j)	no Target Company (i) amended its articles of association or (ii) undertook any capital measures (Kapitalmaßnahmen);

(k)	no Target Company has entered into any obligations which are not faced with an adequate consideration, and no assets have been sold without obtaining an adequate purchase price;

(l)	no business relationship with any material supplier or customer has substantially decreased (at least to the extent of 20%), was terminated or is threatened to be terminated in the near future;

(m)	all wage and salary increases granted by the Target Companies have been made to a customary extent only and no Target Company recruited additional middle or higher management personnel except for one software technician.

(n)	no Target Company has enter into agreements committing it to capital expenditures in excess of EUR 25,000 beyond Closing.

7.1.19.	Brokers and Finders

Except for @visory partners (providing corporate finance services to Seller), no agreement has been entered into by Seller or any of its Affiliates with any agent, broker, investment banker, financial advisor or other firm or Person which would entitle the latter to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

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7.1.20.	Banking Relationships

Exhibit 7.1.20. sets forth the names and locations of the primary banking accounts of each Target Company. Except for the account of Pieps with Intermarket Bank the Target Companies do not have any lock box accounts and any safe deposit boxes.

7.1.21.	Customers and Suppliers

There are no pending material disputes or controversies between any of the Target Companies and any of their customers and suppliers and, to Seller’s best knowledge, none of any such customers and suppliers (i) has or is contemplating terminating or materially diminishing its business or relationship with any of the Target Companies with which it does business or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of any of the Target Companies with such Person.

7.1.22.	Related Parties

Except as set forth on Exhibit 7.1.22., neither the Seller nor any family member of any of the Seller, nor any of the Target Companies, nor, any current (within the past five years) director or officer of any of the Seller, or any Target Companies (individually a “Related Party” and collectively the “Related Parties”), or any Affiliate of the Seller or any Target Company: (a) owns, directly or indirectly, any interest in any Person which is (i) a competitor of any of the Target Companies, (ii) a supplier of any of the Target Companies, or (iii) a customer of any of the Target Companies; (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real property, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the business of any of the Target Companies; (c) has an interest in or is, directly or indirectly, a party to any Material Agreements pertaining or relating to any of the Target Companies; or (d) has any cause of action or other claim whatsoever (except as set out explicitly in Exhibit 5.2.1.c) against, or owes any amount to any of the Target Companies.

7.1.23.	Pre-Closing Operations

To the best knowledge of Seller there is no loss, damage or cost in respect of, arising from, or in connection with, or caused (whether in whole or in part) by the Seller’s conduct of the business or ownership of the Target Companies on or prior to Closing.

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7.1.24.	Disclosure

Buyer and its advisers have been completely and fully informed by Seller and its advisors on all circumstances having material importance for the evaluation of the assets and liabilities, the financial and profit situation and the legal situation of the Target Companies; all disclosed information was, at the time such information was disclosed, complete, true and accurate with respect to the concerned matter in all material respects and represented in all material respects a most true and fair view of the actual condition of the Target Companies. The Virtual Data Room has been compiled in good faith and gives in all material respects a true and complete picture of all material facts concerning the Target Companies.

7.1.25.	Management

(a)	Seller has reviewed the Representations and Warranties contained in Clause 7.1 as well as the indemnities contained in Clause 9 of this Share Purchase Agreement with Michael Schober and based upon such review and Seller’s knowledge of the underlying facts, Seller is not aware of any statement contained in this Share Purchase Agreement that contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein not misleading, and Michael Schober has not advised Seller of any facts that would be contrary to the foregoing.

(b)	Neither the Seller, any Related Party of the Seller nor any of their respective Affiliates, on the one hand, is a party to any agreement, arrangement or understanding, whether written or oral, with Michael Schober or Markus Eck (collectively “Pieps Management”) on the other hand, pursuant to which any member of Pieps Management has or could have any obligation or liability to Seller, any Related Party of the Seller or any of their respective Affiliates.

7.2.	Buyer acknowledges that it has had the opportunity to fully examine the documentation of the Target Companies disclosed in the Virtual Data Room and to make enquiries with respect to the contents of such documentation and the status of the Target Companies with managing directors and representatives of the Target Companies and of Seller through the Q&A Process.

Seller's liability for Representations and Warranties pursuant to this Clause 7 of this Share Purchase Agreement (but not in relation to the indemnities given under Clause 9 of this Share Purchase Agreement) is expressly excluded to the extent that Buyer and/or its advisors Binder Grösswang Rechtsanwälte GmbH, Kane Kessler P.C. and PwC Austria actually knew from the documentation and information disclosed to Buyer and its advisors identified above in the Virtual Data Room and the Q&A Process that the defect constitutes an exception to representations and warranties contained in Clause 7 of this Share Purchase Agreement.

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To the extent Representations and Warranties under Clause 7.1 of this Share Purchase Agreement are contingent upon the knowledge of Seller, such knowledge shall encompass only the actual knowledge as of Signing and Closing Date of the members of the board of Seller, the managing directors of the Target Companies and Markus Eck.

7.3.	Other than Seller’s representations contained in Clause 7 of this Share Purchase Agreement and the Seller’s indemnification obligations contained in Clause 9 of this Share Purchase Agreement, Seller shall not resume any representation, warranty, indemnity or liability vis-à-vis Buyer. In particular, Seller shall not be liable for the legal and economic status of the Target Companies, including, but not limited to, a certain or the continuation of the existing asset-status, financial status and profitability of the business of the Target Companies after the Closing Date.

7.4.	Buyer hereby represents and warrants to Seller the following as of the Signing and Closing Date and in respect of Clause 7.4.6. (except for the first sentence of such provision) and of the date of payment in Black Diamond Shares:

7.4.1.	Buyer is a corporation duly organised and validly existing under the laws of Austria. Buyer has all requisite power and authority to sign and execute this Share Purchase Agreement and to perform its obligations hereunder.

7.4.2.	Neither the execution nor the fulfilment by Buyer of this Share Purchase Agreement will violate any agreement, commitment, judgment or order to which Buyer and/or Black Diamond is a party or by which Buyer’s and/or Black Diamond’s property is bound, or will contravene any law or regulation applicable to Buyer and/or Black Diamond.

7.4.3.	No consent, authorisation, approval or exemption by any governmental agency is required to be obtained or made in connection with the execution or performance by Buyer of this Share Purchase Agreement.

7.4.4.	There are no proceedings or arbitration, investigation or hearing, pending threatened against Buyer and/or Black Diamond involving the execution of or the transactions contemplated by this Share Purchase Agreement.

7.4.5.	Buyer is acquiring the Pieps-Holding-Share for its own account and not as a trustee (Treuhänder) for, or as a representative (Stellvertreter) of any third Person.

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7.4.6.	The authorized capital stock of Black Diamond consists of (i) 100,000,000 shares of Black Diamond Shares, of which, as of the date hereof, 31,333,450 shares are issued and outstanding; and (ii) 5,000,000 shares of Black Diamond preferred stock, par value $.0001, none of which have been issued. When issued to Seller, the Black Diamond Shares shall be duly registered under the Registration Statement, shall be duly authorized, validly issued, fully paid and non-assessable, with Seller being the sole and record owner of such shares, and Seller having good and valid title to such shares, and all such shares being free and clear of Encumbrances, other than any Encumbrance created by Seller. Such shares, if issued, shall be tradable on the NASDAQ stock exchange or any other recognised national securities exchange or quotation service and Seller shall be able to immediately dispose of such shares without further restrictions under the Securities Act, in each case with no restriction other than those provided for by the rules / regulations of the Securities and Exchange Commission and the NASDAQ stock exchange or other recognised national securities exchange or quotation service on which the Black Diamond Shares are listed at the time of issuance. The provisions of Clause 2.4.6. are valid and enforceable under any applicable laws. Buyer shall indemnify and hold harmless Seller from and against any and all losses incurred by Seller arising out of or in connection with any breach of this Clause 7.4.6.

8.	Remedies and Exclusion and Limitation of Liability

8.1.	Should one of Seller’s Representations and Warranties given under this Share Purchase Agreement be untrue in whole or in part or should Seller breach one of its covenants under this Share Purchase Agreement, Buyer shall – subject to the provision in this Clause 8, in particular Clause 8.2 of this Share Purchase Agreement – request Seller in writing to remedy the defect within a reasonable period of time, to the effect that a status prevails which would have applied had the representation or covenant been correct. Should Seller not remedy the defect within the set period, at the latest within six weeks from the receipt of the notice, or should the defect be uncureable within six weeks, Buyer may claim from Seller a reduction of the Purchase Price (Preisminderung) (including by way of set-off against an amount relating to the Earn Out as explicitly provided under section 2.5.1. ). Buyer shall be free in its discretion to request payment of a reduction of the Purchase Price to itself or directly to the respective Target Company.

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8.2.	Seller shall only become liable for breach of a Representation and Warranty or any covenant under this Share Purchase Agreement (hereinafter referred to as “Claim”) if the single Claim or a series of claims relating to the same or similar circumstances or facts exceeds EUR 30,000 (hereinafter referred to as “Relevant Claim”) (except for Claims pursuant to Clauses 7.1.1. (Entitlement to Sell and Approval), 7.1.2. (Capital and Shares), 7.1.3. (Corporate Matters), 7.1.19. (Brokers and Finders) and 7.1.22. (Related Parties) to which such de-minimis rule does not apply). A Relevant Claim may further only be asserted if the Relevant Claim alone or together with other Relevant Claims exceeds the threshold of an amount of EUR 150,000 (except for Claims pursuant to Clauses 7.1.1. (Entitlement to Sell and Approval), 7.1.2. (Capital and Shares), 7.1.3. (Corporate Matters), 7.1.19. (Brokers and Finders) and 7.1.22. (Related Parties) to which such threshold does not apply).

8.3.	Seller’s liability for Claims in the aggregate shall be limited to an amount equivalent to 25 % of the Base Purchase Price, except for Claims pursuant to Clauses 7.1.1. (Entitlement to Sell and Approval), 7.1.2. (Capital and Shares), 7.1.3. (Corporate Matters), 7.1.19. (Brokers and Finders) and 7.1.22. (Related Parties) for which such limit shall be 100% of the Base Purchase Price.

8.4.	Buyer shall have the burden of proof for any Claims under this Share Purchase Agreement. Notwithstanding any provision herein to the contrary, the Buyer shall have no obligation hereunder to give notice for any Claim relating to any liability arising from any matter described in this Agreement or any exhibit hereto.

8.5.	Any occurrence, event or circumstance giving rise to a Claim (hereinafter referred to as “Event”) may only be compensated for once, even if it would constitute a breach of several representations and warranties, covenants or indemnities.

8.6.	Any Claim shall be reduced by amounts and benefits actually received by Buyer or the respective Target Company from insurance carriers or third parties, including, but not limited to suppliers and customers for Events which result in warranty claims or which result in tax benefits to the respective Target Company, including, but not limited to, any reduction in corporate tax resulting from a reduction of taxable profits caused by an Event. Any Claims shall be reduced by amounts which have been provided for or reserved on the balance sheet of the respective Target Company for the respective Event, which are no longer required or usable.

8.7.	In the event of a breach of representations given under this Share Purchase Agreement and other covenants Buyer’s claims shall be limited exclusively to claims pursuant to this Clause 8 of this Share Purchase Agreement. Any other claims or exceeding claims of Buyer, including, but not limited to, claims of damages, consequential damages and loss of profit are expressly excluded, except in cases of severe gross negligence (krass grobe Fahrlässigkeit), willful misconduct (Vorsatz) or deceit (Arglist oder betrügerische Täuschung).

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8.8.	Except as provided for in Clause 6. any and all rights of Buyer and Seller of rescission of this Share Purchase Agreement (Wandlungs- oder Rücktrittsrecht), including but not limited to, the right of rescission for reason of breach of Representations and Warranties, for reason of mistake (Irrtum), reduction of value by half (Verkürzung über die Hälfte – laesio enormis) or change of circumstances (Wegfall der Geschäftsgrundlage) is hereby explicitly excluded, except for claims based on deceit (Arglist oder betrügerische Täuschung), any other wilful misconduct (vorsätzliches Handeln).

8.9.	Subject to Clause 8.10 of this Share Purchase Agreement, Claims of Buyer against Seller shall be time barred, unless they are asserted by institution of arbitration proceedings at the latest by September 30, 2014.

8.10.	Claims of Buyer against Seller for a breach of Representations and Warranties as set forth in Clauses 7.1.1. , 7.1.2. and 7.1.3. of this Share Purchase Agreement shall be time barred, unless they are asserted by institution of arbitration proceedings (i) within five years from the Closing Date or (ii) within a period of three months after Buyer has received actual knowledge of such claim (but in no event earlier than 18 months after the Closing Date), whichever point of time is earlier.

9.	Indemnities

9.1.	Corporate Spin-Off

The Seller shall fully indemnify and hold harmless (schad- und klaglos halten) the Target Companies or the Buyer, at the sole discretion of the Buyer, against any and all liabilities, obligations, losses or reasonable expenses (including without limitation reasonable attorney’s fees) incurred, borne or suffered by the Target Company, arising out of or in connection with the Corporate Spin-Off.

9.2.	Subsidies

Seller shall fully indemnify and hold harmless (schad- und klaglos halten) the Target Companies or the Buyer, at the sole discretion of the Buyer, against any and all liabilities, obligations, losses or reasonable expenses (including without limitation reasonable attorney’s fees) arising out of or in connection with any obligation of the Target Companies to, as a consequence of entering into this Agreement or the consummation of the Transaction, repay in full or in part any subsidies or any low interest loan received (in particular the subsidies and the low interest loan disclosed in Exhibit 9.2.).

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9.3.	Tax

Seller shall fully indemnify and hold harmless (schad- und klaglos halten) the Target Companies or the Buyer, at the sole discretion of the Buyer, against any and all liabilities, obligations, losses or reasonable expenses (including without limitation reasonable attorney’s fees) arising out of or in connection with any breach of the below until the Closing Date:

(a)	All Tax Returns of or with respect to any Taxes required to be filed by or with respect to the Target Companies on or before the Closing Date have been duly and timely filed in accordance with all applicable laws taking into consideration all permitted time extensions. All items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete as at the date thereof.

(b)	All transactions involving any Target Company and Seller or any Affiliates of the Seller until the Closing Date have taken place on an arm’s length basis in accordance with transfer pricing legislation and regulations.

(c)	All Taxes due on or prior to the Closing Date have been timely paid in full by the Target Companies. Further, the Target Companies have for periods until Closing Date accrued for or accounted for as liabilities, and made deductions and retentions in respect of, Taxes as required under applicable Tax and accounting laws. Tax receivables in the 2012 Accounts (e.g. input value added tax receivables) are not overstated. Tax assets shown in the 2012 Accounts or in Tax Returns for such period of any Target Company were established in accordance with the law and until the Closing Date no action was taken or will be taken that might limit the use of such Tax assets.

(d)	As of the Closing Date no claim, assessment, deficiency or adjustment has been asserted against the Target Companies with respect to any Tax Return, and there are no Tax related investigations, audits, actions, proceedings, investigations, claims or assessments pending, proposed or threatened against or with respect to the Target Companies imposed or initiated by a tax authority.

(e)	For periods until but excluding the Closing Date no Target Company will be subject to any payment arising out of, in connection with or under any agreement relating to a tax group (Steuergruppe) to which it was a party in the past, in particular the tax group agreement disclosed in the Virtual Data Room.

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9.4.	Lease Agreements

Seller shall fully indemnify and hold harmless (schad- und klaglos halten) the Target Companies or the Buyer, at the sole discretion of the Buyer, against any and all liabilities, obligations, losses or reasonable expenses (including without limitation reasonable attorney’s fees) arising out of or in connection with any increase of the lease amounts under the Lease Agreements by the landlords due to the execution of this Share Purchase Agreement and the transactions thereunder until the next possible termination date of the respective Lease Agreement.

9.5.	Intellectual Property

Seller shall fully indemnify and hold harmless (schad- und klaglos halten) the Target Companies or the Buyer, at the sole discretion of the Buyer, against any and all liabilities, obligations, losses or reasonable expenses (including without limitation reasonable attorney’s fees) arising out of or in connection with any breach of the below:

(a)	As of the Signing and Closing Date the Target Companies are the sole, unrestricted legal and beneficial owner of the Intellectual Property rights set out in Exhibit 9.5 (a) (the “Owned Intellectual Property Rights”) which are as of the Signing and Closing Date clear and free of any Encumbrances. Seller shall procure that in relation to Owned Intellectual Property Rights which are not yet registered for a Target Company the registered holder shall sign all documents (including by way of notarial deed) and take all actions necessary and / or advisable to effect registration of the respective Target Company as owner of the respective Owned Intellectual Property Right.

(b)	As of the Signing and Closing Date none of the intellectual property rights licensed by or to the Target Companies and set out in Exhibit 9.5 (b) (the “Licensed Intellectual Property Rights”) will expire, terminate or be terminated as a result of the execution of this Agreement or consummation of the Transaction contemplated by this Agreement. Exhibit 9.5 (b) contains a complete and accurate list of all Licensed Intellectual Property Rights of another Person (except for any software) which the Target Companies use in any manner that is material to the conduct of the business of the Target Companies and (ii) all Licensed Intellectual Property Rights which the Target Companies grant to another Person the right to use in any manner.

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(c)	The Owned Intellectual Property Rights and the Licensed Intellectual Property Rights are all the Intellectual Property necessary and material for the carrying out of the businesses of the Target Companies as currently (i.e. as of the Signing and the Closing Date) conducted or as currently reasonably anticipated to be conducted. No third Person has in the past or is currently as of the Signing and Closing Date infringing such Intellectual Property. Neither the Seller, nor any of its Affiliates, nor any Related Party, nor any employee of any Target Company or of the Seller or of any of its Affiliates has or will have any claim against any Target Company or the Buyer due to the past or future use of any Owned Intellectual Property Right or any Licensed Intellectual Property Right for reasons / events that took place prior to the Closing Date. There are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which any Target Company is a party or is otherwise bound, which (i) restrict the rights of any Target Company to use any Intellectual Property (ii) restrict any Target Company from engaging in the businesses of the Target Companies as currently (i.e. as of the Signing and Closing Date) conducted or as currently reasonably anticipated to be conducted in order to accommodate a third Person’s Intellectual Property or (iii) permit third Persons to use any Intellectual Property which would otherwise infringe any Owned Intellectual Property Rights.

(d)	All fees necessary to maintain the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights have been and will continue to be paid until the Closing Date as and when due in full, all necessary renewal applications have been filed and all other steps necessary for their maintenance have been and will continue to be taken in a timely manner until the Closing Date.

(e)	Subject to any restriction contained in the transitional services agreement mentioned in Clause 5.2.4., as of the Signing and Closing Date each Target Company either owns or holds valid leases and/or licenses to all material computer hardware, software, networks and other information technology (collectively "Information Technologies") which is currently used by and necessary for the respective Target Company to conduct its business as currently conducted as of the Signing and Closing Date.

(f)	On or prior to the Closing Date no Target Company has infringed upon any existing Intellectual Property of third Persons and none of the products or services of any Target Company, whether such products or services are existing or reasonably anticipated (including without limitation the Global Finder, the Vector Beacon and the avalanche airbag), have infringed or will in the future infringe any Intellectual Property of third Persons existing as of the Closing Date and continuing to exist thereafter.

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(g)	In the event that a claim is brought which, if true, would constitute a breach of the indemnities contained in subsection (f) above, the indemnity obligation of Seller, subject to any restriction agreed upon herein, shall include, but shall not be limited to procuring necessary licenses and permissions to resolve the claim so that Target Companies can continue to offer and sell or otherwise commercially exploit the products or services.

9.6.	Any claims of the Buyer arising from a breach in respect of Clauses 9.1 (Corporate Spin-Off), 9.2 (Subsidies), 9.4 (Lease Agreement) and 9.5 (Intellectual Property) shall be time-barred unless they are asserted by institution of arbitration proceedings at the latest by December 31, 2017. Any claim of the Buyer arising from a breach in respect of Clause 9.3 (Tax) shall be time-barred unless it is asserted by institution of arbitration proceedings at the latest 6 (six) months after all Taxes have been finally charged and assessed for periods until the Closing Date inclusive and, if (i) a tax audit has been conducted for the period up to the Closing Date inclusive, not before 6 (six) months after the legally binding completion (Rechtskraft) of the tax audit or (ii) relating to a claim pursuant to Clause 9.3(e) not before 6 (six) months after reaching a legally binding compromise settlement, acknowledgement (Anerkenntnis) or decision by competent court or arbitral tribunal (as may be applicable). For the purpose of this Clause 9.6 legally binding completion of the tax audit means that all proceedings pending at the Constitutional Court (Verfassungsgerichtshof) and/or the Administrative Court (Verwaltungsgerichtshof) have also been completed and the respective decrees of such tax audit have become irrevocable and non-appealable.

9.7.	Seller’s liability for claims under this Clause 9 in the aggregate shall be limited to an amount equivalent to 100 % of the Base Purchase Price. Notwithstanding the preceding sentence claims under Clauses 9.2 (Subsidies), 9.4 (Lease Agreements) and 9.5 (Intellectual Property) in the aggregate shall be limited to an amount equal to 75% of the Base Purchase Price. The Parties agree that when calculating the cap under this Clause 9.7. any claims Seller may have settled pursuant to Clause 8 shall be considered but not, vice versa. When calculating the cap under Clause 8.3. any claims Seller may have settled pursuant to this Clause 9. shall not be considered. For the avoidance of doubt, Seller’s aggregate liability under Clauses 7. through 9. shall in no event exceed 100% of the Base Purchase Price.

9.8.	For the avoidance of doubt it is noted that Clauses 8.2 and 8.3 shall not apply to the indemnities provided for in this Clause 9. In contrast, Clauses 8.4 through 8.8 of this Agreement shall fully apply in analogy to the indemnities provided for in this Clause 9.

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9.9.	Where a claim which is subject to the indemnities provided for in this Clause 9 is based upon or relates to a third party claim, Buyer shall duly notify Seller as soon as reasonably possible after Buyer having become aware of such third party claim. As soon as reasonably possible following the date of such notification the Parties shall consult on the further course of action to be taken. The Buyer shall, however, at its reasonable sole discretion and subject to any restriction under any insurance policy, be entitled to take, or procure the respective Target Company to take, any action necessary to defend the third party claim thereby reasonably and fairly considering the interests of the Seller in keeping the compensation as low as possible. The Buyer shall keep the Seller further informed with respect to any notified third party claim and shall co-operate with Seller in good faith in resolving or attempting to resolve such third party claim. For this purpose the Parties shall provide to each other reasonable support and shall also provide such documents and information which may be reasonably requested by the respective other Party. Any such documents and information shall be subject to confidentiality pursuant to Clause 4.1 of this Agreement. In case of any tax audit of the Target Companies relating to periods up to and including the Closing Date, the Buyer shall grant the Seller and/or its tax consultant the possibility to actively participate in such tax audit. Fees, costs and expenses relating to Seller’s own tax consultants as well as legal, financial and other advisers for all third party claims shall be born exclusively by Seller. For the avoidance of doubt any breach of Buyer’s obligations pursuant to this Clause 9. may constitute a breach of Buyer’s statutory duty to mitigate damages but shall not per se prevent Buyer from asserting claims under this Clause 9.

10.	Applicable Law and Arbitration Clause

10.1.	This Share Purchase Agreement is governed by and construed in accordance with Austrian law with the exception of the rules of conflict of laws and with the exception of the rules of the United Nations Convention on Contracts for the International Sale of Goods.

10.2.	All disputes arising out of or related to this Share Purchase Agreement, its exhibits or amendments or related to their conclusion, violation, termination or nullity, shall to the exclusion of proceedings before courts of law be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by three arbitrators appointed in accordance with these Rules.

10.3.	The place of arbitration shall be Vienna. The language of arbitration shall be the English language. The Parties are nevertheless entitled to submit documents in the German language, without a translation if it is the original language of the document. However, the arbitrators may order the submitting Party to provide a (also certified) translation into the language of arbitration. This arbitration clause shall also be governed by Austrian law. The proceedings shall be governed by the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Federal Economic Chamber, Vienna (Vienna Rules).

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11.	Costs

11.1.	Any and all costs resulting from negotiating and drafting this Share Purchase Agreement, including, but not limited to, all advisors fees, shall be borne by such Party where they occurred and shall not be reimbursable by the other Party.

11.2.	Any and all stamp duties (if any), transfer taxes (if any) and notarial fees and registration fees (including for the establishment of the notarial deed (Notariatsakt)) shall be borne by Buyer. The personal taxes in connection with this Share Purchase Agreement shall be borne by the respective Party.

12.	Miscellaneous

12.1.	This Share Purchase Agreement including its exhibits, appendices, annexes and schedules contains the entire agreement between the Parties relating to the transaction contemplated by this Share Purchase Agreement and supersedes any previous agreements between the Parties, if any, relating to this transaction. No oral side-agreements exist to this Share Purchase Agreement.

12.2.	Clause headings in this Share Purchase Agreement are for ease of reference only and do not affect the construction of any provision. Words denoting the singular include the plural and vice versa. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof for the time being in force.

12.3.	The preamble and all exhibits to this Share Purchase Agreement are part of this Share Purchase Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to a clause of this Share Purchase Agreement unless the context shall otherwise require. Defined terms shall have the meaning as set forth in this Share Purchase Agreement respectively in Exhibit 12.3.

12.4.	The only authentic language of this Share Purchase Agreement is the English language.

12.5.	Amendments to and/or modifications of this Share Purchase Agreement shall only be valid if made in writing, unless the more stringent form requirement of a notarial deed (Notariatsakt) is required therefore. Any waiver of this form requirement must be explicitly made in writing.

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12.6.	Should any provision of this Share Purchase Agreement be or become wholly or partly invalid or unenforceable this will not affect the validity or enforceability of the remaining provisions. The invalid or unenforceable provision shall be substituted by a valid or enforceable provision which in its essential purpose comes as close as possible to the invalid or unenforceable provision. The same applies in analogy to any gaps in this Share Purchase Agreement.

12.7.	This Share Purchase Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective universal legal successors, subject to the provisions of this Share Purchase Agreement, but shall not inure to the benefit of any third party. Notwithstanding the foregoing, neither this entire Share Purchase Agreement nor any of the rights and obligations under this Share Purchase Agreement may be assigned or transferred without the prior written consent of the other Party.

12.8.	No Party shall have the right to off-set or to retain, for whatever reason, claims of the other Party against its own claims.

12.9.	The failure of any Party to enforce or to exercise, at any time or for any period of time any right or remedy arising pursuant to or under this Share Purchase Agreement does not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party’s right to enforce or exercise it later. Any waiver to this effect must be made in writing.

12.10.	All notices required or permitted by this Share Purchase Agreement shall be made in writing, and shall be sent to the recipient via registered mail or recognised courier services with confirmation of receipt to the address set forth below or a new address provided in such form:

12.11.	If to Seller:

Seidel Privatstiftung

Attn: Dipl. Ing. Andreas Brenner

Parkstraße 1,

8010 Graz, Austria

Fax: +43 (316) 824054-548

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with a copy to:

Harrer Schneider Rechtsanwälte GmbH

Attn: Mag. René Schneider

Jasomirgottstraße 6/3

1010 Vienna, Austria

Fax: +43 (1) 2698797-10

If to Buyer:

Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, UT 84124

USA

Attn.: Mr. Peter Metcalf, Chief Executive Officer and President

Fax: +1 (801) 278-5544

with a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

USA

Attn.: Robert L. Lawrence, Esq.

Fax: +1 (212) 245-3009

And also with a copy to:

BINDER GRÖSSWANG Rechtsanwälte GmbH

Sterngasse 13

1010 Vienna

AUSTRIA

Attn: Michael Lind

Fax: +43 (1) 534 80-8

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12.1.	This Share Purchase Agreement shall be established in the form of a notarial deed (Notariatsakt).

Vienna, dated September 24, 2012

Seidel Privatstiftung /s/ Dagmar Eppensteiner Seller	ADMIN BG Holding GmbH (to be renamed in Black Diamond Austria GmbH) /s/ Andreas Brenner Buyer

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